Exhibit 10.1
LIMITED WAIVER AND FIFTH AMENDMENT TO FOURTH AMENDED AND
RESTATED CREDIT AGREEMENT
     This LIMITED WAIVER AND FIFTH AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), is dated as of 5th day of February, 2009, by NAVARRE CORPORATION, a Minnesota corporation (“Borrower”), the Credit Parties signatory hereto, GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as agent (the “Agent”) for itself and the Lenders under and as defined in the Credit Agreement (as hereinafter defined), and the Lenders. Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Credit Agreement.
RECITALS
     WHEREAS, the Borrower, the Credit Parties, the Agent and the Lenders have entered into that certain Fourth Amended and Restated Credit Agreement, dated as of March 22, 2007 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”); and
     WHEREAS, the Borrower, the Credit Parties, the Agent and the Lenders have agreed to waive and amend certain provisions of the Credit Agreement as herein set forth.
     NOW THEREFORE, in consideration of the foregoing recital, mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Credit Parties, the Agent, and the Lenders hereby agree as follows:
SECTION 1. Amendments. Subject to the satisfaction of each of the conditions to effectiveness set forth in Section 3 hereof, the Credit Agreement is hereby amended as follows:
     (a) The last sentence of Section 1.1(a) of the Credit Agreement is hereby deleted.
     (b) Section 1.5(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
     “(a) Borrower shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the Index Rate plus 5.75% per annum or, at the election of Borrower, at the applicable LIBOR Rate plus 4.75% per annum.”
     (c) Section 1.9(b) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
     “(b) As additional compensation for the Revolving Lenders, Borrower shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Borrower’s non-use of available funds in an amount equal to the Applicable Unused Line Fee Margin per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the Revolving Loan and the Swing Line Loan outstanding during the period for which the such Fee is due (the “Average Outstanding Amount”).”
     (d) Section 1.9 (c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     “(c) [Intentionally Omitted]”
     (e) The following definitions are hereby added to Annex A to the Credit Agreement in alphabetical order:
     “Average Outstanding Amount” has the meaning ascribed to it in Section 1.9(b).
     “Fifth Amendment Date” shall mean February 5, 2009.
     (f) The following definitions set forth in Annex A to the Credit Agreement are hereby amended and restated in their entirety to read as follows:
     “Applicable Unused Line Fee Margin” means (i) 0.75% if the Average Outstanding Amount during the applicable period is less than $40,000,000 or (ii) 1.00% if the Average Outstanding Amount during the applicable period is greater than or equal to $40,000,000.
     “Borrowing Base” means, as of any date of determination by Agent, from time to time, an amount equal to the sum at such time of:
     (a) the product of (x) the lesser of 65% and the Eligible Accounts Dilution Percentage at such time multiplied by (y) the book value of Eligible Accounts;
     (b) the lesser of (i) 50% of the Eligible Inventory of the Eligible Credit Parties valued at the lower of cost (FIFO) or market or (ii) 85% of the Orderly Liquidation Value of the Eligible Inventory of the Eligible Credit Parties;
     (c) in each case less the Minimum Excess Availability Reserve less any additional Reserves established by Agent from time to time; provided however that at no time shall the amount of the Borrowing Base attributable to the Eligible Accounts arising from the Publishing Business shall exceed 25% of the aggregate Borrowing Base attributable to Eligible Accounts; provided further that at no time shall the amount of the Borrowing Base attributable to the Eligible Inventory of Eligible Credit Parties exceed (1) $12,000,000 during the Fiscal Months of November and December of each Fiscal Year, and (2) $10,000,000 during all other Fiscal Months of each Fiscal Year (each such amount is an “Applicable Sublimit Amount”); provided that Agent may at any time, in its sole discretion, increase the Applicable Sublimit Amounts to $15,000,000 pursuant to a written notice to Borrower specifically referring to this definition. The value of any Eligible Accounts denominated in Canadian Dollars shall be included in the Borrowing Base using such Accounts’ Dollar Amount.

     “Commitment Termination Date” means the earliest of (a) June 30, 2010, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of the Commitments to zero dollars ($0).
     “EBITDA” means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period, determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), (v) any other non-cash gains that have been added in determining consolidated net income and (vi) amounts paid on behalf of or for the benefit of Goldhil Media, Tower Records or any trust, trustee or fund relating thereto or successor to any of the foregoing, in each case to the extent included in the calculation of net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period (other than amortization with respect to Vendor Advances), (v) amortized debt discount for such period, (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, (vii) losses arising from the operations of Navarre Entertainment in an aggregate amount not to exceed (w) $3,233,000 with respect to the 12 month period ending on March 31, 2008, (x) $1,368,000 with respect to the 12 month period ending on June 30, 2008, (y) $394,000 with respect to the 12 month period ending on September 30, 2008, (z) $27,000 with respect to the 12 month period ending on December 31, 2008, (viii) non cash expenses incurred on or prior to March 31, 2009 solely as a result of the closure of the business of BCI Eclipse in an aggregate amount not to exceed $18,600,000, (ix) cash severance payments made to employees whose employment with BCI Eclipse was terminated on or after October 31, 2008 but on or prior to March 31, 2009 in connection with the closure of the business of BCI Eclipse in an aggregate amount not to exceed $500,000, (x) cash severance payments made to employees of the Borrower whose employment with the Borrower was terminated on or after October 31, 2008 but on or prior to March 31, 2009 in an aggregate amount not to exceed $750,000, (xi) non-cash impairment charges incurred by the FUNimation Companies on or prior to December 31, 2008 in an aggregate amount not to exceed $9,400,000, (xii) additional non-cash impairment charges incurred by the FUNimation Companies on or prior to March 31, 2010 in an aggregate amount not to exceed $4,400,000, (xiii) non-cash impairment charges incurred by Encore Software on or prior to March 31, 2010 in an aggregate amount not to exceed $44,000 and (xiv) all expenses or losses for impairment of goodwill, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person, (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.
     “Minimum Excess Availability Reserve” shall mean a special Reserve maintained by Agent in an amount at all times equal to $11,700,000; provided that (x) such amount shall be increased by $100,000 on March 1, 2009; (y) commencing on April 1, 2009 and ending on March 31, 2010, such amount shall be increased on the first day of each calendar month during such period by (i) $300,000 or (ii) $100,000 as long as (A) no Default or Event of Default has occurred and is continuing and (B) Borrower and the Subsidiaries have met each of the Reserve Tests as of each Fiscal Quarter ending on or after March 31, 2009; and (z) commencing on April 1, 2010, such amount shall be increased by $500,000 on April 1, 2010 and on the first day of each calendar month thereafter (provided, however, that if Borrower and its Subsidiaries have met each of the Reserve Tests as of the most recently completed Fiscal Quarter, the Minimum Excess Availability Reserve shall not be increased to an amount greater than $14,500,00 pursuant to the above proviso). As used herein, “Reserve Tests” shall mean the following financial tests:
     (i) Borrower and its Subsidiaries shall have on a consolidated basis, as of the last day of the Fiscal Quarter ending on March 31, 2009 and as of the last day of each Fiscal Quarter thereafter, a Fixed Charge Coverage Ratio for the 3 month period then ended of at least the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ending	Ratio
March 31, 2009	1.50:1
June 30, 2009	2.10:1
September 30, 2009	2.40:1
December 31, 2009	2.40:1
March 31, 2010 and each Fiscal Quarter ending thereafter; and	2.70:1

     (ii) Borrower and its Subsidiaries shall have on a consolidated basis, as of the last day of the Fiscal Quarter ending on March 31, 2009 and as of the last day of each Fiscal Quarter thereafter, Excess Cash Flow for the 12 month period then ended (or with respect to each Fiscal Quarter ending on or prior to September 30, 2009, the period commencing on January 1, 2009 and ending on the last day of such Fiscal Quarter) of at least the amount set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ending	Amount
March 31, 2009	$400,000

June 30, 2009	$1,600,000
September 30, 2009	$3,000,000
December 31, 2009	$4,700,000
March 31, 2010 and each Fiscal Quarter ending thereafter	$6,000,000
     “Revolving Loan Commitment” means (a) as to any Revolving Lender, the aggregate commitment of such Revolving Lender to make Revolving Credit Advances or incur Letter of Credit Obligations as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Revolving Lender and (b) as to all Revolving Lenders, the aggregate commitment of all Revolving Lenders to make Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be Sixty Five Million Dollars ($65,000,000) on the Fifth Amendment Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.
     “Vendor Advance Expense” shall mean any expense, including write-offs, recoupments, amortization or similar recognition of expenses relating to a reduction in any Vendor Advance; provided, however, that “Vendor Advance Expense” shall exclude any amount to the extent such amount was added to the consolidated net income of the Borrower in the calculation of EBITDA of the Borrower.
     (g) Clause (a) of Annex F to the Credit Agreement is hereby amended and restated to read in its entirety as follows:
     “(a) (1) To Agent, upon its request, and in any event no less frequently than weekly, by 12:00 p.m. (Chicago time) on Wednesday of each week (together with a copy of all or any part of the following report requested by any Lender in writing after the Closing Date), a Borrowing Base Certificate with respect to Borrower, which shall be prepared by the Borrower as of the last Friday of the immediately preceding week or the date two (2) days prior to the date of any such request, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;

          (2) To Agent, upon its request, and in any event no less frequently than five (5) Business Days after the end of each Fiscal Month (together with a copy of all or any part of the following reports requested by any Lender in writing after the Closing Date), each of the following reports, each of which shall be prepared by the Borrower as of the last day of the immediately preceding Fiscal Month or the date two (2) days prior to the date of any such request:
     (i) with respect to Borrower, a summary of Inventory and a perpetual Inventory report, in each case by location and type in each case accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion;
     (ii) with respect to Borrower, a monthly trial balance showing Accounts outstanding aged from invoice date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more, accompanied by such supporting detail and documentation as shall be requested by Agent in its reasonable discretion; and
     (iii) an aging of accounts payable;”
     (h) Clause (a) of Annex G to the Credit Agreement is hereby amended and restated to read in its entirety as follows:
     “(a) Maximum Capital Expenditures. Borrower and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods:

Period	Maximum Capital Expenditures per Period
Fiscal Quarter ending on March 31, 2009	$500,000

Fiscal Year ending on or about March 31, 2009	$3,500,000 plus an amount equal to an amount of Capital Expenditures not to exceed $1,000,000 incurred in connection with the installation of the ERP computer system during such Fiscal Year

Fiscal Year ending on or about March 31, 2010 and each Fiscal Year ending thereafter.”	$2,000,000
     (i) Clause (b) of Annex G to the Credit Agreement is hereby amended and restated to read in its entirety as follows:
     “(b) Minimum Fixed Charge Coverage Ratio.

     (i) Borrower and its Subsidiaries shall have on a consolidated basis, as of the last day of the Fiscal Quarter ending on March 31, 2009 and as of the last day of each Fiscal Quarter thereafter, for the 12 month period then ended (or with respect to each Fiscal Quarter ending on or prior to September 30, 2009, the period commencing on January 1, 2009 and ending on the last day of such Fiscal Quarter), a ratio (the “Fixed Charge Coverage Ratio”) of (A) the sum of (i) EBITDA plus (ii) the aggregate of all Vendor Advance Expenses for such period, plus (iii) interest income received during such period minus (iii) Capital Expenditures during such period (other than Capital Expenditures financed other than with the proceeds of Loans), minus (iv) income taxes paid in cash during such period, minus (v) the aggregate of all Vendor Advances made during such period to (B) the sum of, without duplication, (i) the aggregate of all Interest Expense paid or accrued during such period, plus (ii) scheduled payments of principal with respect to Indebtedness during such period, plus, (iii) all Restricted Payments made by a Credit Party during such period (other than Restricted Payments (a) made to another Credit Party or (b) which have caused EBITDA to be reduced for such period) of at least the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ending	Ratio
March 31, 2009	1.30:1
June 30, 2009	1.80:1
September 30, 2009	2.00:1
December 31, 2009	2.30:1
March 31, 2010 and each Fiscal Quarter ending thereafter	2.70:1
     (ii) Borrower and its Subsidiaries shall have on a consolidated basis, as of the last day of the Fiscal Quarter ending on March 31, 2009 and as of the last day of each Fiscal Quarter thereafter, a Fixed Charge Coverage Ratio for the 3 month period then ended of at least the ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ending	Ratio
March 31, 2009	1.20:1
June 30, 2009	1.40:1
September 30, 2009	1.60:1
December 31, 2009	1.70:1
March 31, 2010 and each Fiscal Quarter ending thereafter.”	2.00:1
     (j) Clause (c) of Annex G to the Credit Agreement is hereby amended and restated to read in its entirety as follows:

     “(c) Maximum Vendor Advances. Borrower and its Subsidiaries on a consolidated basis shall not make, measured as of the last day of the Fiscal Quarter ending on December 31, 2008 and as of the last day of each Fiscal Quarter thereafter, during the 12 month period then ended (or with respect to the Fiscal Quarter ending on December 31, 2008 during the period commencing on December 1, 2008 and ending on the last day of such Fiscal Quarter, or with respect to each Fiscal Quarter ending on March 31, 2009, June 30, 2009 and September 30, 2009, during the period commencing on January 1, 2009 and ending on the last day of such Fiscal Quarter), Vendor Advances in an amount greater than the amount set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ending	Amount
December 31, 2008	$3,800,000
March 31, 2009	$5,000,000
June 30, 2009	$10,250,000
September 30, 2009	$16,750,000
December 31, 2009	$17,750,000
March 31, 2010 and each Fiscal Quarter ending thereafter.”	$17,500,000
     (k) Clause (d) of Annex G to the Credit Agreement is hereby amended and restated to read in its entirety as follows:
     “(d) Minimum EBITDA. Borrower and its Subsidiaries shall have on a consolidated basis, as of the last day of the Fiscal Quarter ending on December 31, 2008 and as of the last day of each Fiscal Quarter thereafter, for the 12 month period then ended (or with respect to the Fiscal Quarter ending on December 31, 2008 during the period commencing on December 1, 2008 and ending on the last day of such Fiscal Quarter, or with respect to each Fiscal Quarter ending on March 31, 2009, June 30, 2009 and September 30, 2009, during the period commencing on January 1, 2009 and ending on the last day of such Fiscal Quarter), EBITDA of at least the amount set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ending	Amount
December 31, 2008	$1,500,000
March 31, 2009	$2,800,000
June 30, 2009	$6,400,000
September 30, 2009	$11,300,000
December 31, 2009	$16,900,000

March 31, 2010 and each Fiscal Quarter ending thereafter.”	$18,200,000

     (l) Annex J to the Credit Agreement is hereby amended and restated to read in its entirety as set forth on Annex J hereto:
SECTION 2. Limited Waivers. Effective as of December 31, 2008, Agent and Lenders hereby waive any Event of Default under subsection 8.1 (b) of the Credit Agreement arising solely as a result of the failure to comply with (i) clause (b) of Annex G for the Fiscal Quarter ending December 31, 2008 and (ii) clause (d) of Annex G for the Fiscal Quarter ending December 31, 2008. The waivers set forth above shall be limited precisely as written and shall not be deemed or otherwise construed to constitute a waiver of any other Default or Event of Default or any other provision or to prejudice any right, power or remedy which Agent or Lenders may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document, all of which rights, power and remedies are hereby expressly reserved by Agent and Lenders.
SECTION 3. Conditions to Effectiveness. The effectiveness of this Amendment is subject to the satisfaction of each the following conditions precedent:
     (a) this Amendment shall have been duly executed and delivered by the Borrower, the Credit Parties, the Agent and each Lender;
     (b) Borrower shall have executed and delivered to Agent that certain fee letter supplement, dated as of the date hereof, between GE Capital and the Borrower (the “Second Fee Letter Supplement”); and
     (c) Agent shall have received such other documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Amendment, including those listed in the Closing Checklist attached hereto as Annex A, each in form and substance reasonably satisfactory to Agent.
SECTION 4. Representations and Warranties. In order to induce the Agent and each Lender to enter into this Amendment, each Credit Party hereby represents and warrants to the Agent and each Lender, which representations and warranties shall survive the execution and delivery of this Amendment, that:
     (a) all of the representations and warranties contained in the Credit Agreement and in each Loan Document are true and correct as of the date hereof after giving effect to this Amendment, except to the extent that any such representations and warranties expressly relate to an earlier date;
     (b) the execution, delivery and performance by such Credit Party of this Amendment has been duly authorized by all necessary corporate, limited liability company or partnership action required on its part and this Amendment, and the Credit Agreement is the legal, valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, except as its enforceability may be affected by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors generally;

     (c) neither the execution, delivery and performance of this Amendment by such Credit Party, the performance by such Credit Party of the Credit Agreement nor the consummation of the transactions contemplated hereby does or shall contravene, result in a breach of, or violate (i) any provision of any Credit Party’s certificate or articles of incorporation or bylaws or other similar documents, or agreements, (ii) any law or regulation, or any order or decree of any court or government instrumentality, or (iii) any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any Credit Party or any of its Subsidiaries is a party or by which any Credit Party or any of its Subsidiaries or any of their property is bound, except in any such case to the extent such conflict or breach has been waived herein or by a written waiver document, a copy of which has been delivered to Agent on or before the date hereof; and
     (d) no Default or Event of Default has occurred and is continuing (other than those waived pursuant hereto).
SECTION 5. Reference to and Effect Upon the Credit Agreement.
     (a) Except as specifically set forth above, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed; and
     (b) The amendments set forth herein are effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed to (i) be a consent to any amendment, waiver or modification of any other term or condition of the Credit Agreement or any other Loan Document, (ii) operate as a waiver or otherwise prejudice any right, power or remedy that the Agent or the Lenders may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document or (iii) constitute an amendment or waiver of any provision of the Credit Agreement or any Loan Document, except as specifically set forth herein. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “herein”, “hereof” and words of like import and each reference in the Credit Agreement and the Loan Documents to the Credit Agreement shall mean the Credit Agreement as amended hereby. This Amendment shall be construed in connection with and as part of the Credit Agreement.
SECTION 6. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS.
SECTION 7. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute part of this Amendment for any other purposes.
SECTION 8. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.
(signature pages follow)

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written above.

BORROWER:

NAVARRE CORPORATION

By:

Name:

Title:

[Signature Page to Limited Waiver and Fifth Amendment To Fourth Amended and Restated
Credit Agreement]

GENERAL ELECTRIC CAPITAL
CORPORATION, as Agent and Lender

By:

Name:

Title:

[Signature Page to Limited Waiver and Fifth Amendment To Fourth Amended and Restated
Credit Agreement]

     IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above by below Persons in their capacity as Credit Parties not as Borrower.

ENCORE SOFTWARE, INC., as Credit Party

By:

Name:

Title:

BCI ECLIPSE COMPANY, LLC, as Credit Party

By:

Name:

Title:

FUNIMATION PRODUCTIONS LTD., as Credit Party

By:	Navarre CP, LLC, its General Partner

By:

Name:

Title:

ANIMEONLINE, LTD (F/K/A THE FUNIMATION
STORE LTD.), as Credit Party

By:	Navarre CS, LLC, its General Partner

By:

Name:

Title:

NAVARRE CP, LLC, as Credit Party

By:

Name:

Title:

[Signature Page to Limited Waiver and Fifth Amendment To Fourth Amended and Restated
Credit Agreement]

NAVARRE CLP, LLC, as Credit Party

By:

Name:

Title:

NAVARRE CS, LLC, as Credit Party

By:

Name:

Title:

NAVARRE LOGISTICAL SERVICES, INC., as Credit Party

By:

Name:

Title:

NAVARRE DIGITAL SERVICES, INC., as Credit Party

By:

Name:

Title:

NAVARRE ONLINE FULFILLMENT SERVICES, INC., as Credit Party

By:

Name:

Title:

NAVARRE DISTRIBUTION SERVICES, INC., as Credit Party

By:

Name:

Title:

[Signature Page to Limited Waiver and Fifth Amendment To Fourth Amended and Restated
Credit Agreement]

FUNIMATION CHANNEL, INC., as Credit Party

By:

Name:

Title:

[Signature Page to Limited Waiver and Fifth Amendment To Fourth Amended and Restated
Credit Agreement]

Annex A
Closing Checklist
[to be attached]

ANNEX J (from Annex A — Commitments definition)
to
CREDIT AGREEMENT
Lenders:
General Electric Capital Corporation:
Revolving Loan Commitment
(including a Swing Line Commitment
of $5,000,000)
$65,000,000
Annex J-1